                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Catalina Marketing Corporation
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

                         Catalina Marketing Corporation
 ................................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       .........................................................................

       2) Aggregate number of securities to which transaction applies:

       .........................................................................

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       .........................................................................

       4) Proposed maximum aggregate value of transaction:

       .........................................................................

       5) Total fee paid:

       .........................................................................

[x] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       .........................................................................

       2)  Form, Schedule or Registration No.:

       .........................................................................

       3)  Filing Party:

       .........................................................................

       4)  Date Filed:

       .........................................................................

           [LOGO OF CATALINA MARKETING CORPORATION APPEARS HERE]

                           NOTICE OF ANNUAL MEETING
                                 TO BE HELD ON
                                 JULY 23, 1996
                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of CATALINA MARKETING CORPORATION, a Delaware corporation (herein called the "Company"), will be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 on Tuesday, July 23, 1996 at 9:00 AM (the "Annual Meeting") for the following purposes:

  1. To elect four Class II Directors;

  2. To approve an amendment to the Company's 1992 Director Stock Grant Plan to provide for the grant of 1,000 shares of Common Stock to each director upon election or reelection to the Board of Directors and an amendment to the 1992 Director Stock Grant Plan permitting deferral of stock grants under the terms of the Company's Deferred Compensation Plan;

  3. To approve various amendments to the Company's Deferred Compensation Plan to, among other things, (i) permit participants to defer up to 50% of their bonus or commissions for investment in the Plan's Common Stock account, (ii) permit the deferral by directors of director fees for investment in the Plan's Common Stock account and (iii) permit the deferral of stock granted to directors under the 1992 Director Stock Grant Plan and the deposit of that stock into the Plan's Common Stock account;

  4. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000 from 30,000,000;

  5. To ratify and approve the Company's independent public accountants for fiscal 1997; and

  6. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

  In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on June 3, 1996 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

  A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of the Company, 11300 9th Street North, St. Petersburg, Florida 33716, and will also be available for examination at the Annual Meeting until its adjournment.

  YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors,

                                          /s/ George W. Off
                                          ------------------------------------
                                          George W. Off

                                          President and Chief Executive
                                           Officer

St. Petersburg, Florida
June 21, 1996

     IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                                PROXY STATEMENT

                        CATALINA MARKETING CORPORATION
                            11300 9TH STREET NORTH
                         ST. PETERSBURG, FLORIDA 33716
                               ----------------
                        ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JULY 23, 1996
                               ----------------
                    SOLICITATION AND REVOCATION OF PROXIES

  The enclosed proxy is solicited by and on behalf of the Board of Directors of CATALINA MARKETING CORPORATION, a Delaware corporation (the "Company"), for use at the Company's 1996 Annual Meeting of Stockholders to be held on Tuesday, July 23, 1996 at 9:00 AM at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 11300 9th Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. The Company may, but does not currently plan to, engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company will be mailed on or about June 21, 1996 to each stockholder of record as of the close of business on June 3, 1996.

                             VOTING AT THE MEETING

  The Company had 9,784,227 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of June 3, 1996. Holders of record of shares of the Common Stock at the close of business on June 3, 1996 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

                     NOMINATION AND ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  The persons named in the enclosed proxy will vote FOR the four nominees named below under "Nominees for Directors" as the four Class II Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class II Directors.

  Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. Each Class II Director is to hold office until the 1999 Annual Meeting of Stockholders and until his or her respective successor is duly qualified and elected.

  The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS

RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR DIRECTORS". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

  The current directors, executive officers of the Company and nominees for director are as follows:

Tommy D. Greer..............  64 Chairman of the Board
George W. Off...............  49 Chief Executive Officer, President and Director
Karl J. Maggard.............  52 Executive Vice President, Marketing
                                 Executive Vice President, Sales and President,
Daniel D. Granger...........  47 Catalina Marketing Services Division
                                 Executive Vice President, Retail and Corporate
Joseph A. Lillis, III.......  49 Development
                                 Senior Vice President and Chief
Philip B. Livingston........  39 Financial Officer
Frank H. Barker.............  65 Director
Frederick W. Beinecke.......  53 Director
Patrick W. Collins..........  67 Director
Stephen I. D'Agostino.......  62 Director
Thomas G. Mendell...........  49 Director
Helene Monat................  49 Director
Thomas W. Smith.............  68 Director
Michael B. Wilson...........  59 Director

  The Board of Directors is divided into three classes, with each class holding office for staggered three year terms. The terms of Class I Directors Frank H. Barker, Patrick W. Collins and George W. Off expire in 1998, the terms of Class II Directors Frederick W. Beinecke, Tommy D. Greer, Helene Monat and Thomas W. Smith expire in 1996 and the terms of Class III Directors Stephen I. D'Agostino, Thomas G. Mendell and Michael B. Wilson expire in 1997. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

  During the fiscal year ended March 31, 1996, the Board of Directors held a total of five meetings. All members of the Board of Directors attended more than 75% of the meetings of the Board and of the committees of which he or she was a member.

  The standing committees of the Board of Directors are the Compensation Committee, the Director Grant Plan Committee, the Audit Committee and the Nominating Committee.

  The Compensation Committee, which met on five occasions in fiscal 1996, is responsible for: (i) reviewing and recommending to the Board of Directors an integrated compensation and incentive program for all levels of management;
(ii) reviewing, approving and recommending to the Board of Directors other employee compensation plans; and, (iii) reviewing and approving compensation plans for members of the Board of Directors. In addition, the Compensation Committee is responsible for: (a) granting options to purchase Company stock pursuant to the Company's 1989 Stock Option Plan; (b) determining the number of shares subject to options granted and the exercise price per share; and (c) administering such plan pursuant to its terms. Also, the Compensation Committee has full and exclusive discretionary authority to (1) construe, interpret and apply the terms of the Company's Employee Payroll Deduction Stock Purchase Plan; (2) determine eligibility and adjudicate all disputed claims under such Plan; and (3) administer such Plan in accordance with its terms. The Committee currently consists of Frederick W. Beinecke as Chairman, Patrick W. Collins, Thomas G. Mendell and Michael B. Wilson.

  The Director Grant Plan Committee, which met on two occasions in fiscal 1996, is responsible for administering the 1992 Director Grant Plan pursuant to its terms. The Committee currently consists of Tommy D. Greer as Chairman and George W. Off.

  The Audit Committee, which met on two occasions in fiscal 1996, is responsible for: (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial and auditing personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Committee currently consists of Stephen I. D'Agostino as Chairman, Frank H. Barker and Thomas W. Smith.

  The Nominating Committee, which met on one occasion in fiscal 1996, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by stockholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company as well as what particular contribution to the success of the Company such person could be expected to make. The Committee currently consists of Stephen I. D'Agostino as Chairman, Frederick W. Beinecke, Tommy D. Greer and George W. Off.

NOMINEES FOR DIRECTORS

  The following four persons will be placed in nomination for election to the Board of Directors as Class II Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise stated in the proxy.

  Frederick W. Beinecke was elected as a director of the Company in January 1993, and also served as a director of the Company from 1985 until January 1990. He has been the President of Antaeus Enterprises, Inc. (a venture capital and marketable securities investment company) since 1982. Mr. Beinecke is also a director of several private companies.

  Tommy D. Greer was the Company's Chief Executive Officer from January 1992 until July 1994, after serving as its President and Chief Operating Officer from January 1989 to January 1992. Mr. Greer has been a director of the Company since April 1989 and currently serves as Chairman. Before joining the Company, Mr. Greer had been retired. Prior to retirement Mr. Greer spent 25 years at Texize Chemicals Company, a household products manufacturer, where he was responsible for conceptualizing and marketing many popular cleaning products, including Fantastik Spray Cleaner, Spray & Wash, K2R and Glass Plus. Mr. Greer was President of Texize from 1969 to 1975.

  Helene Monat was elected as a director of the Company in October 1992. From July 1992 until April 1996, Ms. Monat served as the Company's Executive Vice President, Sales. From February 1995 until April 1996, she served as President of Catalina Marketing Services, a business unit of the Company. She was Senior Vice President, Sales from April 1990 until July 1992 and Vice President, Sales East prior to that time.

  Thomas W. Smith was elected as a director of the Company in July 1994. Mr. Smith founded and has been President of Prescott Investors, Inc., an investment advisory firm, since 1973. Mr. Smith is on the board of directors of MacDermid, Inc., a distributor of specialty chemicals.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

  Frank H. Barker, who was elected as a director of the Company in January 1996, was, until his retirement in January 1996, Corporate Vice President responsible for public relations and government affairs and Company Group Chairman responsible for the ophthalmic business and the health promotion/disease prevention business of Johnson & Johnson. Prior to his retirement, Mr. Barker had been employed by Johnson & Johnson for more than twenty five years.

  Patrick W. Collins, who was elected as a director of the Company in July 1995, was, until his retirement in March 1994, the Vice Chairman and Chief Operating Officer of Ralphs Grocery Company, and a director of Ralphs from 1988 until March 1994. Prior to his most recent position, Mr. Collins was Ralphs' President from February 1976 until March 1994. Mr. Collins is also a director of First Stratford Capital Group, Inc.

  Stephen I. D'Agostino was elected as a director of the Company in February 1988. Mr. D'Agostino is a consumer marketing consultant and was Chairman of Lord Capital Corporation, an investment bank, from January 1989 to December 1991, Chairman of Texas State Optical Corp., an optical stores franchiser, from August 1990 to December 1991. Mr. D'Agostino is a director of Super Value Stores, Inc., a grocery wholesaler, as well as Kyser Industrial Corp., a manufacturer of certain equipment for trucks and refrigerators for supermarkets and food service organizations.

  Daniel D. Granger became Executive Vice President, Sales of the Company and President of Catalina Marketing Services, a business unit of the Company, in January 1996. Prior to such time, Mr. Granger had been employed with the Company for eight years, most recently serving as Chief Executive Officer and President of Catalina Electronic Clearing Services, a business unit of the Company.

  Joseph A. Lillis, III joined the Company as Executive Vice President, Retail and Corporate Development in January 1996. From January 1994 to January 1996, Mr. Lillis served as Senior Vice President and General Manager of Hanes Licensed Products for Sara Lee Corporation. Prior to joining Sara Lee, Mr. Lillis served as Senior Vice President and Group Vice President of Advo, Inc., a direct mail services provider.

  Philip B. Livingston joined the Company as Senior Vice President and Chief Financial Officer in October 1995. From 1993 to 1995 he was Vice President and Chief Financial Officer of Celestial Seasonings, Inc., a manufacturer of specialty tea. From 1989 to 1993 he was Vice President and Chief Financial Officer of Kenetech Corporation, an independent energy company. From 1985 to 1989 he held various financial management positions for Genentech, Inc., a manufacturer of pharmaceutical products. Mr. Livingston is a certified public accountant.

  Karl J. Maggard has been the Company's Executive Vice President, Marketing since June 1994. Prior to June 1994, Mr. Maggard spent 10 years with Tropicana Products, Inc. as Senior Vice President of Sales and Chairman of the Strategic Planning Committee.

  Thomas G. Mendell was elected as a director of the Company in January 1990. Mr. Mendell is a partner of The Beacon Group, a merchant banking firm. Prior to joining The Beacon Group in 1994, Mr. Mendell was a partner of Goldman, Sachs & Co., which he joined in 1974.

  George W. Off, one of the Company's founders, became the President and Chief Executive Officer in July 1994. Prior to that, Mr. Off was President and Chief Operating Officer since October 1992, after serving as its Executive Vice President from April 1990 to October 1992. Mr. Off was re-elected as a director of the Company in October 1992 after serving in that capacity from 1983 until January 1990.

  Michael B. Wilson was elected as a director of the Company in January 1993. He was Vice President, Sales and Marketing, Consumer and Commercial Paper Products, for Georgia-Pacific Corporation until his retirement in September 1992. Mr. Wilson also serves on the board of Worldtex, Inc., a covered yarn manufacturer.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 31, 1996, certain information regarding the ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, each of its directors and executive officers, and all directors and executive officers as a group.

                                                          SHARES BENEFICIALLY
                                                               OWNED (1)
                   OFFICERS, DIRECTORS AND                -----------------------
                   5 PERCENT STOCKHOLDERS                   NUMBER     PERCENT
                   -----------------------                ------------ ----------
     T. Rowe Price Associates (2).......................       925,000      9.5%
      100 E. Pratt Street
      Baltimore, MD 21202
     The Prudential Insurance Company of America (3)....       860,500      8.8%
      Prudential Plaza
      Newark, NJ 07102
     Jennison Associates Capital Corp...................       857,000      8.8%
      466 Lexington Avenue
      New York, NY 10017
     Thomas W. Smith (4)................................       529,312      5.4%
      323 Railroad Avenue
      Greenwich, CT 06830
     Antaeus Enterprises, Inc. (5)......................       533,397      5.5%
      420 Lexington Avenue, Suite 3020
      New York, NY 10170
     Frank H. Barker....................................           834        *
     Frederick W. Beinecke (5)..........................       582,640      6.0%
     Patrick W. Collins.................................         1,221        *
     Stephen I. D'Agostino (6)..........................        36,980        *
     Daniel D. Granger..................................        39,512        *
     Tommy D. Greer (7).................................        84,067        *
     Joseph A. Lillis, III..............................             0        *
     Philip B. Livingston...............................             0        *
     Karl J. Maggard....................................        15,106        *
     Thomas G. Mendell..................................         5,780        *
     Helene Monat (8)...................................        75,686        *
     George W. Off......................................       147,456      1.5%
     Michael B. Wilson..................................         2,599        *
     All directors and executive officers as a group (14     1,521,193     15.3%
      persons)..........................................

- --------
* Amount represents less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Granger--20,500, Greer--36,250, Maggard--15,000 and Off--77,750
    and Ms. Monat--44,700, all of which options are exercisable within 60 days of March 31, 1996.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or shared power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The Prudential Insurance Company of America ("Prudential") has direct or indirect voting and/or investment discretion with respect to these securities which are held for the benefit of clients by Prudential's separate accounts, internally managed accounts, registered investment companies, subsidiaries and/or other affiliates. For purposes of the reporting requirements of the Exchange Act, Prudential is deemed to be a beneficial owner of such securities; however, Prudential expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Shares listed for Mr. Thomas W. Smith, a director of the Company, include 50,442 shares owned directly by Mr. Smith, 221,000 shares held by Idoya Partners, a limited partnership of which Mr. Smith is general partner, 209,500 shares held by Prescott Associates, a limited partnership of which Mr. Smith is general partner, 12,200 shares held by Prescott International Partners, a limited partnership of which Mr. Smith is general partner, 2,000 held by Mr. Smith's wife, 7,600 shares held in accounts for Mr. Smith's children over which he has trading authority, 15,000 shares held by Prescott Investors profit sharing account of which Mr. Smith is trustee, and 11,570 shares held by trusts in which Mr. Smith is the trustee.

(5) Frederick W. Beinecke, a director of the Company, is the President and a director of Antaeus Enterprises, Inc. ("Antaeus"). The shares listed for Mr. Beinecke include 21,743 shares owned directly by him, 27,500 shares held by a trust for his benefit, and 533,397 shares held by Antaeus. Antaeus and Mr. Beinecke may be deemed to be part of a group, together with a trust, that beneficially owns 582,640 shares constituting approximately 6% of the Company's outstanding shares. Antaeus, Mr. Beinecke, and such trust disclaim membership in such a group. Except for the shares owned directly by each of them, Antaeus and Mr. Beinecke disclaim beneficial ownership of all such shares.

(6) Shares listed for Mr. D'Agostino include 950 shares held in an IRA account by his wife. Mr. D'Agostino disclaims beneficial ownership of such shares.

(7) Shares listed for Mr. Greer include 4,285 shares held by his wife, as to which Mr. Greer disclaims beneficial ownership.

(8) Shares listed for Ms. Monat include 189 shares held in a trust account for the benefit of her minor child. Ms. Monat disclaims beneficial ownership of such shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by Securities Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during the Company's last fiscal year, other than as reported below. The following persons filed forms late during the 1996 fiscal year: Frank H. Barker (one occasion), Frederick W. Beinecke (one occasion), Daniel D. Granger (two occasions), Helene Monat (one occasion), George W. Off (one occasion) and Joseph A. Lillis, III (one occasion). Further, the following recipients of stock grants under the 1992 Director Grant Plan failed to file reports disclosing the full amount of such grants due to a misunderstanding of the application of reporting requirements to grants that vest over a period of time: Patrick W. Collins, Frank H. Barker, Stephen I. D'Agostino, Michael B. Wilson and Thomas G. Mendell.

                 AMENDMENTS TO 1992 DIRECTOR STOCK GRANT PLAN
                                 (PROPOSAL 2)

  The Board has approved amendments to the Company's 1992 Director Stock Grant Plan (the "Director Grant Plan"), effective July 25, 1995, subject to the approval of the Company's stockholders. The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the Annual Meeting will be required to approve this proposal. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy. Shares represented by proxies which are marked "abstain" will have the same effect as a vote against this proposal. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE DIRECTOR GRANT PLAN.

AMENDMENTS REQUIRING STOCKHOLDER APPROVAL

  Amendment to Calculation of Shares Granted Upon Election or Reelection.
Section 6(b) of the Director Grant Plan provides for a grant of shares of Common Stock to each outside director as of the day that such director takes office following the election or reelection of such director by the stockholders or by the Board of Directors, as provided in the Company's Bylaws. Previously, assuming a three-year term upon the election of an eligible director, each grant included the number of shares obtained by dividing $30,000 by the Fair Market Value (as defined in the Director Grant
Plan) of the shares on the effective date of the grant. This formula was reduced pro rata for any term to which an eligible director was elected, which term was expected to be less than three years.

  In order to simplify the operation of the Director Grant Plan and to increase the number of shares awarded to the outside directors upon their election or reelection, the Board of Directors believed that it was in the best interest of the Company to amend Section 6(b) to provide that upon each election or reelection of a director such director will receive an aggregate of 1,000 shares of Common Stock (or, if the Stock Split Dividend described in Proposal 4 is effected, 2,000 shares) in lieu of the number derived from the formula described above. This amendment eliminated the necessity of determining the fair market value of the Company's Common Stock in calculating the number of shares each director receives. Subject to approval by the stockholders, Section 6(b) has been revised to read in its entirety as follows:

  Award of Grants. A Grant shall be awarded to each Director as of the day that such Director takes office following the election or reelection of such Director by the stockholders or by the Board, as permitted in the Corporation's Bylaws, in partial consideration for the fulfillment by such Director of such Director's duties as a director of the Corporation. Subject to the availability of Shares as specified in
  Section 5 of the Plan, each Grant awarded on or after July 25, 1995 shall include an aggregate of one thousand (1,000) Shares (subject to adjustments in accordance with the provisions of Section 8 hereof) as of the effective date of the Grant, as determined by the Administrator; provided, however, that if the term (the "Term of Directorship") for which the Director has been elected is not a full three-year term, the number of Shares subject to a Grant shall be the number of Shares calculated as set forth above, multiplied by a fraction, the numerator of which is the number of full months during which the Grantee shall serve as director following the award of the Grant and until the next annual meeting of stockholders (the "Annual Meeting of Stockholders") at which the class of directors to which the Grantee belongs is to be elected (assuming for purposes of this calculation that the Annual Meeting Date (as hereinafter defined) is July 31 of such fiscal year), and the denominator of which is thirty-six (36), rounded up to the nearest whole number of Shares.

  Deferral of Grant. The Board has also proposed that the Director Grant Plan be amended, effective as of the date of the Annual Meeting, to provide that directors may defer the receipt of stock granted pursuant to Section 6(b) and deposit the value of such stock as stock units into an account created under the Company's Deferred Compensation Plan. Once deposited under the terms of the Deferred Compensation Plan, neither the value of such deposit nor such stock may be withdrawn until the director's retirement, termination or death in accordance with the terms of the Deferred Compensation Plan. If receipt of such stock is deferred, the director will thereby be able to defer taxable income on the value of such stock until it is distributed pursuant to the terms of the Deferred Compensation Plan. To effect this Amendment, a new
Section 6(i) would be added to the Director Grant Plan and would read in its entirety as follows:

  Deferral of Grant. Prior to his or her election or reelection to the Board of Directors, each Director may elect to defer, in accordance with the terms of the Corporation's Deferred Compensation Plan, all or a portion of the Grant he or she shall receive if elected or reelected, pursuant to Section 6(b). In such case, no shares will be issued to the Director and a credit will be made to the Common Stock unit account maintained for such Director under the Deferred Compensation Plan in a number of units equal to the number of shares deferred on the date of Grant.

REASONS FOR AMENDMENTS

  The proposed amendment to change the formula for grant awards was adopted by the Board of Directors for two reasons. First, the Board desired to simplify the operation of the Director Grant Plan. Secondly, when the Director Grant Plan was adopted (October 27, 1992), the fair market value of the Common Stock on the New York Stock Exchange was $33.50 per share. As of July 24, 1995, the day before the amendment was adopted by the Board, the closing price of the Common Stock on the New York Stock Exchange was $55.50 per share and the closing price of the Common Stock on June 3, 1996 was $78.00 per share. With this increase in the value of the Common Stock, the number of shares subject to grants has decreased due to the formula described above. This decrease was viewed as an unacceptable consequence of the increase in stock price. Therefore, to increase the benefits to directors and to counteract the effect of the increase in stock value, the Board of Directors proposed an amendment to the Plan to change the method in which grants are calculated, as set forth herein. By guaranteeing outside directors a meaningful number of shares of Common Stock of the Company upon election or reelection, the Plan provides a valuable incentive to directors to continue in service to the Company.

  The proposed amendment regarding the deferral of grants was adopted by the Board of Directors to further increase the value of director compensation without materially increasing the cost to the Company. By deferring grants, directors will be able to defer taxable income on the value of a grant. Further, by creating an incentive for directors to hold their stock for the long term, in the form of units under the Deferred Compensation Plan, the amendment further aligns directors' interests with the interests of the stockholders of the Company.

SUMMARY OF THE DIRECTOR GRANT PLAN

  The Director Grant Plan is intended to provide incentive to outside directors of the Company, to encourage proprietary interest in the Company by the Company's directors, and to attract new outside directors with outstanding qualifications. The availability of stock grants is an important feature of the Company's ability to attract and retain qualified directors.

  Eligibility. The "Grantees" who are awarded grants under the Director Grant Plan are the outside (non-employee) directors, duly elected to the board by the Company's stockholders or otherwise in accordance with the Company's Bylaws, and all outside (non-employee) directors appointed to fill a vacancy or a newly created directorship position on the Board. The Company currently has eight outside (non-employee) directors who are eligible to participate in the Director Grant Plan.

  Administration.   The Director Grant Plan is administered, in the discretion of the Board from time to time, by the Board or by a committee appointed by the Board (the "Director Grant Plan Committee"). The Director Grant Plan Committee must consist of not less than two members of the Board. The Board or such Director Grant Plan Committee administering the Director Grant Plan (the "Director Grant Plan Administrator") has the authority to (i) construe and interpret the Director Grant Plan; (ii) define the terms used in the Director Grant Plan; (iii) prescribe, amend and rescind rules and regulations relating to the administration of the Director Grant Plan; and (iv) make all other determinations necessary or advisable for the administration of the Director

Grant Plan. The Director Grant Plan Committee has been appointed by the board to administer the Director Grant Plan. The members of the Director Grant Plan Committee are Tommy D. Greer as Chairman and George W. Off.

  Shares Available For Grants Under the Plan. The stock subject to grants awarded under the Director Grant Plan are shares of authorized but unissued or reacquired shares of Common Stock. The aggregate number of shares which were initially available for grants under the Director Grant Plan was 50,000, and there are currently 43,707 shares available for future grants under the Director Grant Plan. The aggregate number of shares covered by the Director Grant Plan and the number of shares covered by each grant will be proportionately adjusted as a result of any stock split, stock dividend, combination of shares or any other similar change (including the Stock Split Dividend described in Proposal 4). Shares subject to any outstanding grants which are forfeited for any reason are returned to the Company in accordance with the Director Grant Plan and the shares so forfeited may again be subject to grants.

  Participants; Award of Grants. The Grantees consist exclusively of outside (non-employee) directors of the Company. However, no director is eligible to receive a grant if and to the extent that such director is prohibited from personally accepting or benefitting from a grant due to such director's affiliation with a business organization. Such directors will, instead, receive $10,000 per year in cash, in quarterly installments, for each year during the term of their directorships. All outside directors are currently eligible to receive stock benefits under the Director Grant Plan. Grants are evidenced by written stock grant agreements in such form as the Director Grant Plan Administrator shall from time to time determine.

  A grant is awarded to each Grantee as of the day that such Grantee takes office following the election or reelection of such Grantee by the stockholders or by the Board, as provided in the Company's Bylaws, in partial consideration for the fulfillment by such Grantee of such Grantee's duties as a director of the Company. Prior to the amendment to the Director Grant Plan being proposed for approval by the stockholders, assuming a three-year term upon the election of an eligible director, each grant included the number of shares obtained by dividing $30,000 by the Fair Market Value (as defined in the Director Grant Plan) of the shares on the effective date of the grant. This formula was reduced pro rata for any term to which an eligible director was elected, which term was expected to be less than three years. For example, if a Grantee's term was expected to be eighteen months, the Fair Market Value of the Shares to be awarded was $15,000. Pursuant to the amendment, this formula has been changed such that each director will receive, upon election or reelection for any three-year term, a grant of 1,000 shares (or 2,000 shares as adjusted for the Stock Split Dividend). The number of shares granted will be reduced pro rata for any term of less than three years in length. Although not required to do so, the Company has registered the award of shares pursuant to the Director Grant Plan under the Securities Act of 1933, as amended.

  Grants Awarded Since Inception of the Director Grant Plan. Following final approval of the Director Grant Plan by the Board on January 26, 1993, grants have been awarded to Grantees who currently serve as directors pursuant to the terms of the Director Grant Plan as follows:

                     GRANTS UNDER THE DIRECTOR GRANT PLAN

                                                 AGGREGATE FAIR  NUMBER OF MONTHS
                           DATE       CLASS OF   MARKET VALUE ON EXPECTED IN TERM    NUMBER OF
        DIRECTOR         OF GRANT    DIRECTOR(1)  DATE OF GRANT  FOLLOWING GRANT  SHARES IN GRANT
        --------         --------    ----------- --------------- ---------------- ---------------
Frederick W. Beinecke... 1/26/93         II          $ 5,031             6               125
Stephen I. D'Agostino... 1/26/93(2)      III          23,345            18               580
Michael B. Wilson....... 1/26/93         III          15,013            18               373
Frederick W. Beinecke... 7/27/93         II           30,000            36               780
Thomas G. Mendell....... 4/01/94(3)      III           3,333             4                73
Stephen I. D'Agostino... 7/26/94         III          30,000            36               663
Thomas G. Mendell....... 7/26/94         III          30,000            36               663
Michael B. Wilson....... 7/26/94         III          30,000            36               663
Thomas W. Smith......... 7/26/94         II           20,000            24               442
Patrick W. Collins...... 7/26/94          I           10,000            12               221
Patrick W. Collins...... 7/25/95          I           55,380            36             1,000(4)
Frank H. Barker......... 1/23/96          I           54,353            30               834(5)

- --------
(1) The terms of Class I Directors expire at the time of the 1998 Annual Meeting of Stockholders, the terms of the Class II Directors expire at the time of the 1996 Annual Meeting of Stockholders and the terms of the Class III Directors expire at the time of the 1997 Annual Meeting of Stockholders.

(2) This grant was deemed granted upon ratification of certain changes to the Director Grant Plan on January 26, 1993 but was awarded in a manner to provide a benefit based on the Fair Market Value ($34.50 per share) on the date of adoption (October 27, 1992) of the Director Grant Plan. Based on such Fair Market Value, the benefit to Mr. D'Agostino was approximately $20,000.

(3) Prior to April 1994, Mr. Mendell was not eligible to receive grants under the Director Grant Plan due to his affiliation with a business organization which prohibited his receiving benefits under the Director Grant Plan. However, prior to the end of the Company's 1994 fiscal year, Mr. Mendell terminated his relationship with such business organization and thus became eligible to receive grants under the Director Grant Plan. Accordingly, on April 1, 1994, Mr. Mendell received a grant of 73 shares to cover the four month period until the 1994 Annual Stockholders Meeting.

(4) As noted, the amendment being presented for approval by stockholders was effective July 25, 1995, the date of the 1995 Annual Stockholder Meeting. Therefore, subject to stockholder approval, Mr. Collins, who was elected as a director at such meeting, received a grant of 1,000 shares.

(5) For the same reasons disclosed with respect to Mr. Collins in footnote 4 above, Mr. Barker received a grant of 834 shares on January 23, 1996, the date of his election to the Board of Directors, which represents a grant of 1,000 shares reduced to reflect the fact that he was expected to serve a term of 30 months following the date of grant.

  If the nominees for election as directors being considered at the Annual Meeting are elected by the stockholders and the proposed amendments to the Director Grant Plan are approved, then Mr. Beinecke, Ms. Monat and Mr. Smith will each receive grants of 1,000 shares. The fair market value of the Shares on June 3, 1996 was $78.00 per share. If this is the fair market value on the date of the Annual Meeting, then each grant will have an aggregate value of $78,000.

  Vesting. Shares included in grants are subject to the vesting provisions set forth in the Director Grant Plan. Shares which have vested according to the formula described herein are considered "Vested Shares" and shares which have not so vested are considered "Non-Vested Shares." The shares included in each grant vest on each successive Annual Meeting date (the "Annual Meeting Date") following the effective date of the grant. The number of shares subject to a grant which become Vested Shares as of each Annual Meeting Date is calculated by multiplying the number of shares included in the grant by a fraction, the numerator of which is equal to the number of months which have elapsed since the later of (i) the election or reelection of such Grantee (i.e., the effective date of the grant) or (ii) the last Annual Meeting Date, and the denominator of which is the number of full months during which the Grantee serves as director following the award of the grant and until the next Annual Meeting Date at which the class of directors to which the Grantee belongs is to be elected (assuming for purposes of this calculation that the Annual Meeting Date is July 31 of such fiscal year).

  A Grantee may not assign, sell, pledge, hypothecate or otherwise transfer any grant or any Non-Vested Shares. If a Grantee ceases to be a director for any reason or no reason, including upon death or disability, removal (with or without cause) or resignation, the grant will be automatically terminated immediately upon the effective date of such cessation and all shares included in the grant which are Non-Vested Shares as of the effective date of such cessation, will be forfeited automatically and will, effective immediately upon such cessation, be returned to the status of authorized shares to be issued pursuant to grants under the Director Grant Plan.

  A Grantee will have all rights as a stockholder with respect to all shares included in the grant, regardless of whether the shares awarded are Vested Shares or Non-Vested Shares, including, without limitation, the right to vote any such shares and the right to receive dividends.

  Change of Control. Upon the occurrence of a change of control of the Company (i.e., a sale of all or substantially all of the Company's assets, a merger of the Company with another entity where the Company is not the surviving corporation or the consolidation of the Company with another Company) (a "Forfeiture Event"), the Director Grant Plan will terminate. Unless such Forfeiture Event occurs within thirty days following the date of an Annual Meeting of Stockholders, any shares of Common Stock which would have become Vested Shares at the next succeeding Annual Meeting of Stockholders shall become vested and all other Non-Vested Shares will be forfeited. If a Forfeiture Event occurs within such thirty-day period, all Non-Vested Shares will be forfeited.

  Amendment and Termination. Grants may be awarded pursuant to the Director Grant Plan until the expiration of the Director Grant Plan on October 27, 2002.

  The Board may, from time to time, with respect to any shares at the time not subject to grants, suspend or discontinue the Director Grant Plan or revise or amend it in any respect whatsoever, provided that the Board may not revise or amend the Director Grant Plan more than once every six months (other than to conform with changes in certain laws), and provided further that no amendment or revision may adversely affect, without the affected Grantee's written consent, the rights of any Grantee to whom shares have been issued pursuant to the Director Grant Plan. In addition, without the approval of the Company's stockholders, no such revision or amendment may:

  1.Materially increase the benefits accruing to Grantees under the Director Grant Plan;

  2.Increase the number of Shares which may be issued under the Director Grant Plan; or

  3. Change the designation in the Director Grant Plan with respect to the classes of persons eligible to receive Grants.

  Federal Income Tax Consequences. The following discussion is intended only as a general summary of the federal income tax consequences to Grantees and the Company with respect to the Director Grant Plan. The discussion is based on current laws which are subject to change at any time or which may be interpreted differently. The discussion does not address tax consequences under the laws of any state, local or foreign jurisdiction, nor does it address federal and state estate, inheritance and gift taxes, and the tax treatment of each Grantee will depend in part upon such Grantee's particular tax situation.

  In general, a Grantee will not recognize income upon receipt of shares pursuant to a grant. However, upon vesting of a Grantee's shares, a Grantee will recognize compensation income (and receive basis in such shares) in an amount equal to the fair market value of the Vested Shares determined on the vesting date, and the Company will be entitled to a compensation deduction equal to such amount. Alternatively, no later than 30 days after a grant of shares, a Grantee may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). In such case, the Grantee will recognize compensation income in the taxable year of the grant (and receive a basis) equal to the fair market value of such shares determined on the date of grant, and the Company will be entitled to a compensation deduction equal to such amount. In general, under either alternative, a Grantee will recognize capital gain or loss upon the subsequent disposition of the shares.

  Unless a Grantee makes an election under Section 83(b) of the Code, as described above, amounts paid to a Grantee as dividends with respect to such shares prior to the date that a Grantee's shares vest under the Director Grant Plan will be treated for federal income tax purposes as compensation income (taxable at ordinary income rates) for which the Company will be entitled to a compensation deduction with respect to such amounts. However, upon the vesting of a Grantee's shares (or a Grantee's making of a timely Code Section 83(b) election), amounts paid to a Grantee as dividends will be treated as dividends for federal income tax purposes for which the Company will not be entitled to a deduction with respect to such amounts.

  Assuming approval of the proposed amendments, if a Grantee elects under the Company's Deferred Compensation Plan to defer the receipt of shares pursuant to a grant, the Grantee will not be taxed at the time of such election or upon vesting of the grant. Rather, upon the receipt of shares from the Deferred Compensation Plan upon death, disability or retirement, tax will be due on the then value of the shares distributed. The taxable value of such shares will be treated as ordinary compensation income to the Grantee and the Company will be entitled to a corresponding compensation deduction.

                   AMENDMENTS TO DEFERRED COMPENSATION PLAN

                                 (PROPOSAL 3)

  The Board has approved an amendment and restatement of the Company's Deferred Compensation Plan (the "Deferred Compensation Plan"), effective as of July 1, 1996, certain of which amendments are subject to the approval of the Company's stockholders. The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the Annual Meeting will be required to approve this proposal. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy. Shares represented by proxies which are marked "abstain" will have the same effect as a vote against this proposal. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE DEFERRED COMPENSATION PLAN.

AMENDMENTS REQUIRING STOCKHOLDER APPROVAL

  Deferral by Participants of Bonus or Commissions. The Deferred Compensation Plan currently permits eligible employees to defer up to 100% of their regular salary, bonus, commission, or any special compensation received during any Deferred Compensation Plan year. Such deferred compensation is deposited in a Deferred Compensation Account maintained by the Plan Administrator, as defined below, in the name of the participant. Such deferred compensation bears interest quarterly at a rate determined by the Plan Administrator in its sole discretion, which rate is determined by reference to the average rate earned by the Company's 401(k) plan, but in no event may exceed the prime rate as reported by the Wall Street Journal plus one percent (1%).

  Subject to stockholder approval, the Board of Directors has amended the deferral provisions of the Deferred Compensation Plan to permit eligible participants to elect that a portion of their deferred compensation equal to up to fifty percent (50%) of each participant's annual bonus or commissions be deposited into a Common Stock

Account maintained under the Deferred Compensation Plan on such participant's behalf. Deposits into the Common Stock Account during any one year pursuant to this amendment are subject to a maximum amount of $100,000 per participant. Amounts deferred are credited to the participant's Common Stock Account in a number of hypothetical stock units equal to the dollar amount of the deferral divided by the fair market value of the Common Stock (defined as the closing price on the New York Stock Exchange of the Common Stock on the date in question) on the five business days preceding the payment date for the bonus or commission deferred. As noted, amounts deferred by eligible participants are credited to units denominated in shares of Common Stock, but no shares of Common Stock will be issued until the participants receive the related payments in accordance with the Deferred Compensation Plan. Upon retirement, termination of employment, or death, a participant or his or her beneficiary will receive shares of Common Stock equal to the number of units in his or her Common Stock Account. Such Common Stock would be distributed in the same manner as other distributions under the Deferred Compensation Plan, either in a lump sum or installments payable over ten years.

  Deferral of Directors Fees. In addition to the amounts currently deferrable pursuant to the Deferred Compensation Plan by employees of the Company, the Board of Directors has amended the Deferred Compensation Plan, subject to stockholder approval, to permit independent directors of the Company to participate. Directors may defer up to one hundred percent (100%) of the cash meeting fees paid to them for service to the Company. Any such director fees deferred may be invested in the Common Stock Account maintained on behalf of each director as described above. No directors fees deferred and invested in Common Stock units will be subject to matching by the Company.

  Deferral of Stock Grants Made Under The Director Grant Plan. Upon election and reelection, each independent director receives a grant of stock in accordance with the terms of Director Grant Plan, as more fully described under Proposal 2. Subject to stockholder approval, the Board of Directors has amended the Deferred Compensation Plan to permit stock grants to be deferred and converted into stock units credited to the Common Stock Account maintained by the Plan Administrator on behalf of each director. For each share of Common Stock otherwise to be included in a grant under the Director Grant Plan, the director's Common Stock Account under the Deferred Compensation Plan will be credited with one stock unit. In order to defer a stock grant, each eligible director must elect deferral prior to the annual stockholders meeting at which his or her election or reelection to the Board of Directors of the Company will be considered. Amounts deferred and placed in the director's Common Stock Account are subject to the vesting schedule set forth in the Director Grant Plan as more fully described under Proposal 2. By deferral of stock grants, directors may postpone taxation with respect to the value of such stock grant which would otherwise be taxable to him or her upon vesting.

  Revocability of Elections. Subject to certain unforeseeable financial emergency revocations permitted by the Deferred Compensation Plan, the elections described above relating to the deferral of bonus or commissions shall be irrevocable after the beginning of the Deferred Compensation Plan year. In the case of director fees, the deferral election shall be irrevocable upon the commencement of the meeting with respect to which such election is made. Deferrals with respect to stock grants cannot be modified or amended once the applicable stockholder meeting has commenced. Any such deferral election will continue until revoked or modified in writing, which revocation or modification shall only apply to compensation payable to the participant after the end of the Deferred Compensation Plan year or for subsequent Board of Directors or annual stockholder meetings. In addition to the above, with respect to executive officers and directors subject to Section 16 of the Exchange Act, and to the extent required by such section, executive officers or directors making an election to deposit bonus, compensation, or directors fees into Common Stock Accounts (but not stock grants) must make an irrevocable election at least six months in advance of the effective date of the transaction.

  Adjustments to Common Stock Accounts. Upon the payment of dividends on the Company's Common Stock, each participant's Common Stock Account will be increased by the addition of units reflecting the value of such dividend. Appropriate adjustments will also be made to reflect any stock split, stock dividend, combination of shares or any other similar change relating to the Common Stock.

REASONS FOR AMENDMENTS

  The Board of Directors has adopted the amendments to the Deferred Compensation Plan described herein to enhance the effectiveness of the Deferred Compensation Plan in attracting and retaining individuals of outstanding abilities and specialized skills. The Board of Directors believes that by permitting employees to invest certain of their deferred compensation in units of Common Stock of the Company which will then be held for the remainder of their employment with the Company, the Deferred Compensation Plan will serve to provide additional incentives to such employees as stockholders of the Company. By amending the Deferred Compensation Plan to permit directors to defer compensation, the Board of Directors believes that they will provide additional valuable benefits to such directors by allowing them to save for their own retirement by deferring a portion of their income. Further, by providing executive officers and directors with means of deferring taxation on a portion of their income, the Company will enhance the value of such income to such employees and directors without material additional expense to the Company. As a result, the Company believes that the Deferred Compensation Plan as amended will enable the Company to better attract and retain individuals with outstanding abilities and specialized skills. In addition, it is deemed to be in the best interest of the Company and its stockholders to align the interests of the Company's directors and officers, whenever possible, with the interests of the Company's stockholders.

SUMMARY OF THE DEFERRED COMPENSATION PLAN

  In addition to the amendments being proposed to the stockholders for approval at the Annual Meeting, the Deferred Compensation Plan has also been amended by approval of the Board of Directors, effective as of July 1, 1996, in several ways which are not subject to stockholder approval. The following is a description of the Deferred Compensation Plan, as so amended.

  General. The Company has maintained a deferred compensation plan for all employees with a title of Vice President or a more senior title since January 1992. The original deferred compensation plan was amended and restated by the Company and has been in effect, as amended, since January 1995. As currently in effect, the Deferred Compensation Plan permits the deferral of all or any part of a participant's regular salary, bonus, commission or special compensation during the Deferred Compensation Plan year. Such deferred amounts are invested in a Deferred Compensation Account, bearing interest as described above, maintained by the Deferred Compensation Plan Administrator in the name of each participant. Effective July 1, 1996, deferred amounts may be invested at the direction of the employee in a variety of investment funds substantially similar to the funds available under the Company's 401(k) plan. The Plan Administrator will be under no obligation to follow the participant's directions.

  Under the Deferred Compensation Plan, Messrs. Off, Greer, Maggard and Granger and Ms. Monat deferred aggregate compensation of $114,505, $19,383, $15,986, $9,052 and $217,863, respectively, during fiscal year 1996, and $152,983, $0, $14,950, $25,310 and $209,274, respectively, during fiscal year
1995.

  Plan Administrator; Eligible Participants. The Deferred Compensation Plan is currently administered by the Company (the "Plan Administrator"). The Company currently intends to appoint the committee that administers the 401(k) plan as Plan Administrator, effective July 1, 1996. The Plan Administrator has complete control and discretion to manage the operation and administration of the Deferred Compensation Plan, including without limitation, the power to (i) determine all questions relating to the eligibility of employees to participate or continue to participate in the Deferred Compensation Plan; (ii) maintain all records and books of account necessary for the administration of the Deferred Compensation Plan; (iii) interpret the provisions of the Deferred Compensation Plan and make and publish such interpretive or procedural rules as are not inconsistent with the Deferred Compensation Plan; (iv) compute, certify and arrange for the payment of benefits to which any participant or beneficiary is entitled; (v) process claims for benefits under the Deferred Compensation Plan; (vi) engage agents and professionals to assist in carrying out its duties; and (vii) develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Deferred Compensation Plan. The Deferred Compensation Plan provides that the Plan

Administrator, in its sole discretion, shall determine those employees of the Company or certain related entities eligible to participate in the Deferred Compensation Plan. In accordance with current guidelines developed by the Plan Administrator, all employees of the Company with the title of Vice President or any more senior title are eligible to participate in the Deferred Compensation Plan. If the proposed amendments are approved, eligible participants will be expanded to include independent directors of the Company.

  Deferral of Option Profit Upon Exercise of Non-Qualified Stock
Options. Effective July 1, 1996, participants in the Company's 1989 Stock Option Plan (the "Option Plan") may defer the Option Profit, as defined below, otherwise payable to the participant in shares of Common Stock upon the stock for stock exercise, described below, of non-qualified stock options under the Option Plan by filing an election form with the Plan Administrator at least one year prior to the date on which the non-qualified stock option vests. With respect to non-qualified stock options that are vested as of July 1, 1996 or will become vested before July 1, 1997, participants may elect on or before August 30, 1996 to defer the Option Profit received upon exercise thereof. Any such Option Profit deferred will be credited to the deferring participant's Common Stock Account and will be represented by stock units in a number determined by dividing the Option Profit by the fair market value of the Common Stock on the date of exercise of the non-qualified stock option. A conforming amendment has been made to the Option Plan to permit the deferral of the Option Profit.

  For purposes of the Deferred Compensation Plan, the "Option Profit" is defined as the amount (not less than zero) by which the fair market value of the shares of Common Stock subject to a non-qualified stock option on the date of the participant's exercise of such option exceeds the aggregate exercise price of such option. A stock for stock exercise eligible for Option Profit deferral is effected under the Deferred Compensation Plan by the optionee paying the exercise price of an option by delivering to the Company shares of Common Stock owned by the optionee for at least six months prior to exercise, in good form for transfer, having a fair market value as of the date of exercise equal to the aggregate exercise price of the subject option. Following the deferral transaction, the previously owned shares continue to be owned by the participant outside of the Deferred Compensation Plan.

  Company Contributions. The Company credits each participant, excluding directors, with a matching contribution based upon his compensation deferral as follows: the first two percent (2%) of salary deferred pursuant to the Deferred Compensation Plan is matched at a rate of one hundred percent (100%) and the next two percent (2%) of salary deferred is matched at the rate of twenty-five percent (25%). Any additional compensation deferred under the Deferred Compensation Plan does not entitle the participant to a matching contribution. All matching contributions are deposited in a Matching Contribution Account maintained for each participant and are invested in the same manner as Deferred Compensation Accounts. Further, as of each Deferred Compensation Plan year, the Company may, in its sole discretion, credit participants with a discretionary contribution in an amount to be determined by the Company.

  Vesting. A participant's vested interest in matching contributions is equal to a percentage based on such participant's numbers of years of service. Effective July 1, 1996, vesting will occur ratably in annual installments of twenty percent (20%) per year to one hundred percent (100%) after five years of service. Prior to such date, matching contributions vested fully after two years of service.

  Loans. Participants may borrow up to the lesser of 50% of their account balance under the Deferred Compensation Plan (excluding the value of their Common Stock Account) or $100,000. A maximum of two loans per participant not exceeding in the aggregate the above limits may be outstanding at any one time. Any such loans will be secured by the remaining balance of the participant's account.

  Distributions under Deferred Compensation Plan. Subject to certain unforeseen emergency provisions, no amounts deferred may be distributed until the participant's termination of employment with the Company or any related employer or death. Distributions shall be made either in a series of annual installments (not to exceed ten) or a lump sum, as selected by the participant pursuant to an advance election. If a participant dies before receiving all benefits of the Deferred Compensation Plan, all unpaid amounts shall be paid to the beneficiary or beneficiaries designated by the participant to receive such benefits. If a participant's employment is terminated for reasons other than retirement on or after the participant's normal retirement date, as defined by the Deferred Compensation Plan, the participant's disability or death, such participant shall receive the balance of his Deferred Compensation Account and the vested portion of his Matching Contribution Account and any discretionary contributions made by the Company on his behalf. Upon attaining normal retirement age or termination for disability or death, the participant shall be one hundred percent (100%) vested in all matching and discretionary contributions made under the Deferred Compensation Plan.

  Change in Control. If a participant's employment is terminated other than for Cause (as defined in the Deferred Compensation Plan) during the two years following a Change in Control of the Company (also as defined in the Deferred Compensation Plan), the participant's accounts under the Deferred Compensation Plan will become fully vested. Upon the occurrence of a Change in Control of the Company, no amendments may be made to the Deferred Compensation Plan which would be adverse to the participants. Should a Change in Control occur, the Deferred Compensation Plan's administration and claims procedure will be handled by an independent third party instead of the Company or its duly appointed administrative committee. Immediately prior to a Change in Control units held in Common Stock Accounts will be converted into actual shares of Common Stock and contributed to the trust, described below. In addition to the above, the right to amend the Deferred Compensation Plan following a Change in Control of the Company will be given to the participants acting by majority vote rather than the Company.

  Section 16 and Amendments. The Deferred Compensation Plan following the adoption of the proposed amendments is intended to comply with Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that purchases of shares of the Deferred Compensation Plan will be exempt from the short-swing prohibitions set forth in Section 16(b) of the Exchange Act. Subject to certain limitations, the Company's Board of Directors may amend the Deferred Compensation Plan from time to time. Under Rule 16b-3, as presently in effect, stockholder approval is required for any amendment to the Deferred Compensation Plan which would increase materially the number of shares issuable to executive officers or directors under the Deferred Compensation Plan, increase materially the Company stock benefits which may be provided under the Deferred Compensation Plan to executive officers or directors or modify materially the eligibility requirements for participation in Company stock funds by executive officers and directors in the Deferred Compensation Plan. In addition, no amendment may significantly reduce the value of a participant's vested accounts.

  Rabbi Trust. It is intended that the Deferred Compensation Plan be deemed unfunded for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"). All accounts established under the Deferred Compensation Plan have been maintained merely as bookkeeping accounts and amounts credited to the participants' accounts have been the general assets of the Company subject to the claims of the Company's general creditors until such amounts are distributed to the participants. Effective July 1, 1996, the Company has amended the Plan to establish a trust fund to hold the assets of the Deferred Compensation Plan for the benefit of participants. Following establishment of such trust, the Company intends to make contributions to the trust equal to the amounts of deferred compensation (along with all matching contributions), including amounts equal to all compensation deferred, all matching amounts and earnings on accounts to date under the Deferred Compensation Plan. Although such amounts will be deposited into the trust, the Deferred Compensation Plan will continue to be unfunded for tax and ERISA purposes because the assets of the trust will remain subject to the claims of the Company's general creditors in the event of insolvency. Notwithstanding the above, prior to a Change in Control, participants' Common Stock Accounts will not be held in the trust. Such accounts will merely be bookkeeping accounts on the records of the Company. Immediately prior to a Change in Control, units in Common Stock Accounts will be converted into actual shares of Common Stock and contributed to the trust. Further, in the event of a Change in Control of the Company, assets will be deposited in the trust equal to the liabilities under the Deferred Compensation Plan if not already so deposited and its administration will be handled by an independent third party instead of the Company. To fully fund the trust as of June 3, 1996, the Company would be required to deposit assets with a value of approximately

$3,660,000 into the trust. Such deposit will be made from the general cash reserves of the Company and will not have a material adverse effect on the financial position of the Company.

  Federal Income Tax Considerations. The Deferred Compensation Plan is intended to be administered as a non-qualified deferred compensation plan for a select group of management or highly compensated employees. It is also intended that amounts deferred and earnings accrued under the Deferred Compensation Plan are not recognized as income for federal tax purposes until such contributions or earnings are actually distributed or withdrawn from the Deferred Compensation Plan. The Company is not entitled to a compensation expense deduction for amounts deferred under the Deferred Compensation Plan and will be required to pay income tax on all earnings on amounts held in the Deferred Compensation Plan which accrue under the Deferred Compensation Plan while such amounts remain in the Deferred Compensation Plan. Upon distribution or withdrawal of any such amounts, the respective participant will be subject to income tax on such amounts and the Company will receive a compensation expense deduction in the amount of the withdrawal or distribution.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                 (PROPOSAL 4)

  The Board of Directors has approved an amendment to Article Fourth of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), subject to the approval of the Company's stockholders, to increase the number of authorized shares of Common Stock of the Company to 50,000,000 from 30,000,000. The affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Annual Meeting will be required to approve this proposal. The persons name in the enclosed proxy will vote the shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy. Shares represented by proxies which are marked "abstain" will have the same effect as a vote against this proposal. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

  The following resolution relating to an amendment to the Certificate of Incorporation will be introduced at the Annual Meeting for the purpose described below:

  RESOLVED, the existing paragraph A of Article Fourth of the Certificate of Incorporation is amended in the following respects:

  Paragraph A is amended to read in its entirety as follows:

  A. The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 50,000,000, par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000, par value $.01 per share.

  Currently, the Company has 30,000,000 shares of Common Stock authorized. As of June 3, 1996, there were outstanding 9,784,227 shares of Common Stock of the Company. In addition, on the same date, (i) 1,578,900 shares of Common Stock were reserved and available for issuance upon the exercise of options granted or which may be granted under the Company's 1989 Stock Option Plan,
(ii) 43,707 shares of Common Stock were reserved and available for issuance upon grants of shares pursuant to the Director Grant Plan, (iii) 133,342 shares of Common Stock were reserved and available for issuance pursuant to the Company's Employee Payroll Deduction Stock Purchase Plan and (iv) 10,000 shares of Common Stock were reserved pursuant to various other obligations of the Company. Therefore, as of such date, the Company had only 18,449,824 shares of authorized Common Stock remaining for future issuance which were not standing reserved for a specific purpose.

  Effective June 5, 1996, the Board of Directors approved a two-for-one split of the Common Stock, to be effected in the form of a stock dividend (the "Stock Split Dividend"). The Stock Split Dividend will be paid on

July 15, 1996 to holders of record of the Common Stock on June 24, 1996. Upon payment of the Stock Split Dividend, each holder of record of Common Stock on June 24, 1996 will receive one additional share of Common Stock for each share of Common Stock held on such date. Following the Stock Split Dividend, the number of shares subject to outstanding stock options, the number of shares reserved for issuance under the Company's 1989 Stock Option Plan, the number of shares issuable to directors under the Director Grant Plan, the number of shares reserved for issuance under the Employee Payroll Deduction Stock Purchase Plan and the number of shares reserved for issuance for other purposes will be proportionately increased to reflect the Stock Split Dividend. In addition, the exercise price of outstanding stock options will be proportionately reduced, in accordance with the terms of the 1989 Stock Option Plan. Also, the number of shares subject to grants pursuant to the Director Grant Plan will be doubled such that, for example, assuming adoption of the amendment to such plan described in Proposal 2, upon election or reelection of an outside director for a three-year term, the director will receive a grant of 2,000 (instead of 1,000) shares under the Director Grant Plan. As a result, following the Stock Split Dividend the Company will have only 6,899,648 shares of authorized Common Stock remaining for future issuance which will not be standing reserved for a specific purpose.

  The Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders that there be a greater number of authorized and unissued shares available to give the Company the flexibility it needs to conduct its business and accommodate future growth. The proposed increase in authorized shares of Common Stock is desirable to enhance the Company's flexibility in structuring its future capitalization, to meet financing needs for expansion and growth and for other corporate purposes which the Board may deem desirable. The Board of Directors believes that if the Stock Split Dividend is effected without an increase in authorized Common Stock, the remaining available unissued shares would not provide sufficient flexibility for corporate action in the future.

  The purpose of the proposed increase in the number of shares of authorized Common Stock is to ensure that additional shares of Common Stock will be available, if needed, for issuance in connection with any future transactions approved by the Board of Directors, including, among others, future stock splits, stock dividends, acquisitions, financings and other corporate purposes. The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special stockholders meeting (except as may be required by applicable law or regulatory authorities or by the policies, rules and regulations of the New York Stock Exchange or any other stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and promptly respond to future business opportunities and needs as they arise. If the proposed amendment is approved by the stockholders, no future authorization for the issuance of newly authorized Common Stock will be solicited prior to such issuance (except as may be required by applicable law or regulatory authorities or by the policies, rules or regulations of the New York Stock Exchange or any other stock exchange on which the Company's securities may then be listed).

  Other than as described above with respect to shares reserved for issuance for specific purposes and with respect to the Stock Split Dividend, the Company has no current plans to issue additional shares of Common Stock.

  It is possible that shares of Common Stock may be issued at a time and under circumstances which may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held. Further, although the proposed increase in authorized shares of Common Stock is not proposed for the purpose of any anti-takeover effect, the issuance of additional shares of Common Stock authorized pursuant thereto may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder may consider in its best interest, including those attempts that might result in a premium over the market price of shares held by such stockholder. The proposed amendment will enable the Board of Directors to issue shares of Common stock to third parties which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

  In addition to the above matters, the proposed amendment is intended to clarify a clerical matter relating to the Company's Certificate of Incorporation as currently in effect. Specifically, the Certificate of Incorporation has not formally been amended to eliminate the reference in that document to shares of Series A Preferred Stock and Series D Preferred Stock, both of which series were outstanding prior to the Company's initial public offering which closed in March 1992. In connection with such initial public offering, all such shares of Series A Preferred Stock and Series D Preferred Stock outstanding (being 936,475 shares in the aggregate) were converted into Common Stock and no shares of either such series have been, or are contemplated to be, reissued.

  The Company has taken the position that these shares are not, in fact, available for reissuance, but the Delaware Secretary of State continues to record such shares as authorized. Therefore, the Board of Directors of the Company has authorized the filing of an amendment to the Certificate of Incorporation to eliminate any reference to either of such series. The proposed amendment to the Certificate of Incorporation would make clear that the only shares of Preferred Stock which are authorized are the 5,000,000 shares of "undesignated" Preferred Stock which the Company has reported as authorized, with none outstanding, since the completion of its initial public offering. The Board of Directors of the Company is authorized pursuant to the Certificate of Incorporation to provide for the issuance of such Preferred Stock in series, to establish the number of shares to be included in each such series and the designations, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations or restrictions, of such shares without further action of the stockholders of the Company. Such authority of the Board of Directors includes, but is not limited to, fixing the number of shares constituting any series or the distinct designation thereof, the rate and nature (whether participating or cumulative) of any dividends payable on shares of Preferred Stock, the voting rights of such shares, the conversion or redemption features of any such shares, and the rights of such shares in the event of liquidation, dissolution or winding up of the Company. The Company has no current plans to issue any shares of Preferred Stock.

                 THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROPOSAL 5)

  The Board of Directors has selected Arthur Andersen LLP to audit the financial statements of the Company for the year ended March 31, 1997. Arthur Andersen LLP has audited the Company's financial statements since 1985. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF THE ACCOUNTING FIRM ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997.

  A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is composed of Messrs. Beinecke as Chairman, Collins, Mendell and Wilson, all of whom are independent directors. The Committee is responsible to the Board and indirectly to stockholders for assuring that:

  1. The Company's human resource policies are effective in attracting, retaining and developing outstanding executive talent;

  2. The Company has succession plans for senior management positions;

  3. The Company's total compensation program supports the Company's business goals and strategies, reinforces desired corporate behaviors, and properly recognizes performance; and

  4. The Company's compensation levels are internally equitable and externally competitive.

  The Committee sets compensation policies designed to maintain a strong relationship between performance and rewards, to align the interests of the executive officers with those of the stockholders and to actively encourage ownership of the Company's Common Stock. The Committee's actions with regard to executive officers who are members of the Board are subject to Board approval.

EXECUTIVE COMPENSATION POLICY

  The Company's compensation program is designed to attract, motivate, reward and retain the management talent required to achieve aggressive corporate growth and profitability objectives, and thereby increase stockholder value. It is the Company's policy to provide conservatively competitive base salaries to attract and retain highly capable managers, attractive annual incentive bonuses to encourage and reward achievement of the Company's annual growth and profitability goals, and significant equity opportunities to align the interests of management with those of stockholders.

  Because of the unique position the Company occupies within its market sector, there are few peer companies with which the Company can compare its management compensation. Consequently, the Compensation Committee does not rely on competitive surveys to set management compensation levels. However, the Compensation Committee does review the executive compensation levels in other publicly held growth companies in related and other industries, and obtains advice from independent consultants as to the Company's pay practices and levels.

  The tax deductibility of a senior executive's compensation is limited to $1 million a year unless such compensation is "performance based" or meets other exemptions under the Code. It is the Company's policy to structure and administer its compensation program for executives to maximize the tax deductibility of executive compensation for the benefit of its stockholders whenever appropriate.

EXECUTIVE COMPENSATION PROGRAM

  The principal elements of the executive compensation program are base salary, annual incentive bonuses and stock options. Key management personnel receive each element of compensation in various combinations, with the portion of total compensation provided by annual incentive bonuses and stock options increasing at higher management levels.

BASE SALARIES

  The Compensation Committee reviews the salaries paid to the Company's executive officers and considers increases based on several factors, including competitive compensation data, individual performance, internal relationships and the performance and prospects of the Company. Base salaries for executive officers were increased effective May 1, 1996 by an average of 5%.

ANNUAL INCENTIVE BONUSES

  Annual incentive bonuses are awarded to the Company's senior management under the annual management incentive plan. Bonuses are set as a maximum percentage of salary by management level and are earned based on individual and Company performance in relation to financial and non-financial objectives set by the Compensation Committee. Bonus maximums range from 20% of salary up to 80% of salary. The objectives for senior management are recommended by the Chief Executive Officer and approved by the Compensation Committee. Cash payments under the annual management incentive plan ranged from 13% to 58% of individual employee's salary for fiscal 1996.

  Bonuses for fiscal year 1996 were less than bonuses paid for fiscal year 1995. The Compensation Committee set very aggressive goals for the management of the Company for fiscal year 1996, which goals were substantially, although not fully, achieved. Examples of the Company's strong performance include an 18.5% increase in revenues and a 29.2% increase in earnings per share for fiscal 1996 as compared to fiscal 1995. In light of such positive results, the Compensation Committee deemed it appropriate to award substantial bonuses to the Company's senior management, although not as large as those awarded the year before.

STOCK OPTIONS

  Annual stock option grants are recommended by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. Grants are based on several factors, including an evaluation of individual performance, tenure with the Company and management level. Special grants are considered to attract experienced managers to join the Company. The Compensation Committee believes that employee stock options are highly important to retain key employees and in aligning employee interests with the stockholders' interests.

COMMITTEE DECISIONS AFFECTING CHIEF EXECUTIVE OFFICER'S COMPENSATION FOR FISCAL 1997

  Mr. Off's base salary was increased by the Compensation Committee to $262,500 effective on May 1, 1996, a 5% increase over the prior year. Mr. Off's salary level was determined based on his performance and contribution to the Company's performance as evaluated by the Compensation Committee.

  The CEO's bonus for fiscal 1996 was determined by the Compensation Committee based on specific financial and non-financial performance goals. Mr. Off's incentive bonus of $145,000 for fiscal 1996, 58% of his salary, was based upon the Compensation Committee's evaluation of his performance and contribution to the Company's achievements in fiscal 1996, in which increases in revenues, net income and earnings per share were 18.5%, 27.8% and 29.2%, respectively, over the prior year. In relation to this performance, Mr. Off's annual compensation for fiscal 1996 (salary paid and bonus earned) was 2.6% higher than his annual compensation for the prior year.

  In addition, the Compensation Committee granted 25,000 stock options to Mr. Off for fiscal 1996.

RESPECTFULLY SUBMITTED,

Frederick W. Beinecke  Patrick W. Collins  Thomas G. Mendell  Michael B. Wilson

                          SUMMARY COMPENSATION TABLE

                                                             SHARES OF
                                                           COMMON STOCK
                             FISCAL                         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY(A)($) BONUS($) OPTIONS GRANTED COMPENSATION(B)
- ---------------------------  ------ ------------ -------- --------------- ---------------
George W. Off                 1996    248,630    145,000      25,000          50,676
 President, Chief Execu-
  tive                        1995    229,100    154,421      20,000          22,172
 Officer and Director         1994    200,676    108,792         --           74,905
Tommy D. Greer                1996    250,016    120,000         --           20,394
 Chairman of the Board        1995    248,150    145,609      72,500           6,000
                              1994    224,521    144,488         --           63,747
Helene Monat (c)              1996    222,385    102,873      18,800          74,143
 Executive Vice Presi-
  dent,                       1995    197,560    128,128      20,000           7,600
 Sales, and Director          1994    173,669    100,000         --            1,132
Karl Maggard                  1996    204,005     60,000         --           10,385
 Executive Vice Presi-
  dent,                       1995    163,500     93,600      75,000           3,563
 Marketing
Daniel D. Granger (c)         1996    195,100    115,000         --           45,225
 Executive Vice Presi-
  dent,                       1995    185,329     84,873         --           23,748
 Sales, and President,
  Catalina                    1994    150,568     68,640         --           44,490
 Marketing Services Divi-
  sion

- --------
(a) Salary includes all before-tax contributions by the employee to the Company's Deferred Compensation Plan.
(b) Other compensation includes Company matching contributions and all earnings (vested and non-vested) contributed by the Company under the Company's Deferred Compensation Plan and reimbursement for moving expenses associated with the corporate headquarters relocation to St. Petersburg, Florida.
(c) Effective April 19, 1996, Helene Monat tendered her resignation as an Executive Vice President and employee of the Company. Ms. Monat will continue as a consultant to the Company, and has consented to her nomination for reelection for director at the Annual Meeting. Daniel D. Granger became an Executive Vice President of the Company effective January 23, 1996 in anticipation of Ms. Monat's resignation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                    POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                                                                   ANNUAL RATES OF STOCK
                                    % OF TOTAL                       PRICE APPRECIATION
                                      OPTION                       FOR OPTION TERM($)(B)
                          OPTIONS   GRANTED TO EXERCISE EXPIRATION ----------------------
                         GRANTED(A) EMPLOYEES  PRICE($)    DATE        5%         10%
                         ---------- ---------- -------- ---------- ---------- -----------
George W. Off (CEO).....   25,000      6.6%     46.25     5/1/00       70,271     169,287
Tommy D. Greer..........      --       --         --         --           --          --
Helene Monat............   18,800      5.0%     46.25     5/1/00       52,844     127,303
Karl J. Maggard.........      --       --         --         --           --          --
Daniel D. Granger.......      --       --         --         --           --          --

- --------
(a) Options granted generally become exercisable at the rate of 25% per year, commencing one year after the date of grant, except for options associated with a new hire which generally become exercisable at the rate of 20% per year, and are subject to early termination in certain instances relating to termination of employment.
(b) Potential Realizable Values is based on the assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration of the option. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                                AT FISCAL YEAR END
                                                ---------------------------------------------------
                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                        OPTIONS          IN-THE-MONTH OPIONS($)(A)
                          ACQUIRED     VALUE    ------------------------- -------------------------
                         ON EXERCISE RELIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- ---------- ----------- ------------- ----------- -------------
George W. Off (CEO).....    7,500      412,500    66,500       58,750      3,248,654    2,200,139
Tommy D. Greer..........      --           --     18,125       54,375        626,444    1,879,335
Helene Monat............   30,622    1,473,609    35,000       43,800(b)   1,438,436    1,526,634(b)
Karl Maggard............      --           --     15,000       60,000        469,687    1,878,750
Daniel D. Granger.......    9,425      448,866    20,500        6,250        914,280      263,671

- --------
(a) The closing price of the Company's Common Stock was $78.13 per share on March 29, 1996, the last business day of the fiscal year.
(b) Effective with her resignation as an employee of the Company, Ms. Monat forfeited options relating to 34,100 of such shares, which were not then exercisable.

                     COMMON STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total return to stockholders since its Initial Public Offering on March 26, 1992 with that of the New York Stock Exchange Index and a peer group consisting of those public companies traded on an exchange and listed under the Standard Industry Classification (S.I.C.) Code 731--Advertising.

                              [GRAPH APPEARS HERE]

                COMPARISON(1) OF CUMULATIVE TOTAL RETURN AMONG
                        CATALINA MARKETING CORPORATION,
                  NYSE MARKET INDEX AND PEER GROUP INDEX(2).

                       [TABLE TO BE SUPPLIED BY COMPANY]



  Assumes $100 invested on March 26, 1992, in Catalina Marketing Corporation, the New York Stock Exchange and the peer group defined. Historical results are not necessarily indicative of future performance.
- --------
(1) Based on the Company's Initial Public Offering price of $20.00. However, it should be noted that the closing price of the Company's Common Stock on the first day of trading on the New York Stock Exchange, March 27, 1992, was $28.00.
(2) The peer group index is made up of the following securities: Ackerly Communication, Inc., Advanced Promotion Technologies, Inc., All American Communications, Inc., 4 Kids Entertainment, Greenstone Roberts Advertising, Inc., Heritage Media Corporation, Grey Advertising, Inc., Interpublic Group of Companies, Inc., Omnicom Group, Saatchi & Saatchi Plc., Site-Based Media, Inc., and WPP Group Plc.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

  In addition to grants made pursuant to the Company's 1992 Director Stock Grant Plan, non-employee directors receive $1,500 per day for each one day meeting attended in person, including committee meetings. The Chairman of each committee receives $3,000 annually. Also, non-employee directors receive a fee of $300 for each telephonic Board or committee meeting of less than one hour, or a fee of $1,500 for such telephonic meetings which are in excess of one hour. All expenses in connection with attendance at such meetings are paid by the Company.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at its principal office appearing on the front page of this Proxy Statement before February 21, 1997, any proposal which a stockholder wishes to submit to the 1997 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1996. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CATALINA MARKETING CORPORATION, 11300 9TH STREET NORTH, ST. PETERSBURG, FLORIDA 33716. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          /s/ George W. Off
                                          -----------------------------------

                                          George W. Off
                                          President and Chief Executive
                                           Officer

June 21, 1996

                         CATALINA MARKETING CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS--JULY 23, 1996

           THIS PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

  The undersigned, having received the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith, hereby appoints George W. Off and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated be-low, all the shares of Common Stock of Catalina Marketing Corporation (the "Company") held of record by the undersigned on June 3, 1996, at the Annual Meeting of Stockholders to be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 on Tuesday, July 23, 1996 and at any adjournment or postponement thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW AND FOR EACH OTHER PROPOSAL LISTED BELOW.

 PROXY                  CATALINA MARKETING CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS--JULY 23, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned, having received the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith hereby appoints George W. Off and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Catalina Marketing Corporation (the "Company") held of record by the undersigned on June 3, 1996, at the Annual Meeting of Stockholders to be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 on Tuesday, July 23, 1996 and at any adjournment or postponement thereof.

 1. ELECTION OF CLASS II      [_] FOR ALL nominees listed         [_] WITHHOLD AUTHORITY
   DIRECTORS                      below (except as indicated to       to vote for all
                                  the contrary below)                 nominees listed
                                                                      below

   Frederick W. Beinecke, Tommy D. Greer, Helene Monat and Thomas W. Smith

 INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided:

LOGO
 2. PROPOSAL TO AMEND the Company's 1992 Director Stock Grant Plan.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 3. PROPOSAL TO AMEND the Company's Deferred Compensation Plan.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 4. PROPOSAL TO AMEND the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000 from 30,000,000.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 5. PROPOSAL TO RATIFY and approve the selection of Arthur Andersen LLP as the Company's independent public accountants.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 6. At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE, AND FOR EACH OTHER PROPOSAL LISTED ABOVE.

   All other proxies heretofore given by the undersigned to vote shares of stock of Catalina Marketing Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, is hereby expressly revoked.

                                          Dated: _____________________________

                                          ------------------------------------
                                                   (Print Name)

                                          ------------------------------------
                                                    (Signature)

                                          Please mark, sign, date and return
                                          the proxy card promptly using the
                                          enclosed envelope. Joint owners
                                          should each sign. Attorneys, execu-
                                          tors, administrators, trustees,
                                          guardians or corporation officers
                                          should give full title.

- --------------------------------------------------------------------------------
                                                         Please mark   [X]
                                                         your votes as
                                                         indicated
                                                         in this example

1. Election of Class II Directors Frederick W. Beinecke, Tommy D. Greer, Helene Monat and Thomas W. Smith
2. Proposal to amend the Company's 1992 Director Stock Grant Plan.
3. Proposal to amend the Company's Deferred Compensation Plan.
4. Proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000 from 30,000,000.
5. Proposal to ratify and approve the selection of Arthur Andersen LLP as the Company's independent public accountants.

FOR   AGAINST   ABSTAIN    FOR   AGAINST   ABSTAIN   FOR   AGAINST   ABSTAIN    FOR   AGAINST   ABSTAIN    FOR   AGAINST   ABSTAIN
[ ]     [ ]       [ ]      [ ]     [ ]       [ ]     [ ]     [ ]       [ ]      [ ]     [ ]       [ ]      [ ]     [ ]       [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED:

6. At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature(s) ___________________________   Date _______________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- --------------------------------------------------------------------------------